Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Names Leo Vecellio to
Board of Directors
HOUSTON, May 16, 2007 — Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP), announced today that Leo A. Vecellio, Jr. has joined the Board of Directors of GP Natural Resource Partners LLC, the general partner of Natural Resource Partners, as an independent director named by Adena Minerals pursuant to the Investor Rights Agreement entered into at the time of the Cline acquisition.
Mr. Vecellio, 60, serves as Chairman and Chief Executive Officer of Vecellio Group, Inc, a major aggregates producer and contractor in the Mid-Atlantic and Southeastern states. Mr. Vecellio serves as the Senior Vice Chairman of the American Road and Transportation Builders and is a member of the Georgia Tech Advisory Board and a trustee of the Virginia Tech Foundation, as well as many other civic and charitable organizations.
“We are pleased to have someone of Leo’s stature and background on our board,” said Corbin J. Robertson, Jr., the Chairman of the Board of NRP. “He brings to our board the knowledge he has gained over a long and successful business career, and his expertise in the aggregates business should be particularly beneficial to us as we continue to grow that platform.”
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties, and coal handling and transportation infrastructure in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin. In addition, the partnership also manages aggregate reserves, oil and gas properties and timber assets across the United States. The common units are traded on the New York Stock Exchange (NYSE) under the symbol NRP and the subordinated units are traded on the NYSE under the symbol NSP.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

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